Exhibit 99.1

Company Contact: Paul A. Brown, M.D., Chairman	The Investor Relations Company: Mike Arneth
(561) 478-8770, Ext. 123	(312) 245-2700

HEARUSA ANNOUNCES FIRST QUARTER 2006 REVENUES

West Palm Beach, Florida, April 4, 2006 – HearUSA, Inc. (AMEX: EAR) today reported that revenue for the first quarter of fiscal 2006 increased by 14 percent to approximately $21.6 million from $19.0 million in the first quarter a year earlier. The company noted that revenues in the first quarter of 2005, for accounting reasons, included $1.4 million from an extra week of operations.

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. HearUSA Centers, all of which are company owned, are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, and Missouri and the province of Ontario Canada. In addition, the company has a network of 1,400 affiliated audiologists in 49 states. For further information, click on “investor information” at HearUSA’s website www.hearusa.com.

HearUSA will hold a webcast on Tuesday, April 4, 2006 at 4:15 P.M. Eastern Time to allow securities analysts and shareholders the opportunity to hear management discuss the results of the 2005 fiscal year and revenues for the first quarter of 2006. The call is being webcast by Vcall and can be accessed at HearUSA’s website at www.hearusa.com or investors can access the webcast at www.investorcalendar.com. The conference can also be listened to by telephone by dialing (toll free) 877-407-9210. The webcast will be available for replay through 5/4/06.

# # #